UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2005

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Compensation Philosophy

White Mountains’ executive compensation policies are designed with one goal in mind, maximization of shareholder value over long periods of time.  The Company believes that this goal is best pursued by utilizing a pay-for-performance program that serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize shareholder value.  Through this compensation program, the Company seeks to maximize shareholder value by closely aligning the financial interests of management with those of its shareholders.  White Mountains expenses the full cost of all compensation, including share-based compensation.

Compensation of White Mountains’ senior management team, including its named executive officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards.  Base salaries have been capped at $400,000.  Annual bonus targets for all senior executives are 50% of base salary. Long-term incentives for senior executives typically are comprised of performance shares and/or units.  Under these instruments, payouts are explicitly tied to White Mountains’ performance over a three-year period and are highly variable (the actual number of shares/units paid out at the end of the cycle will equal from 0% to 200% of target depending on performance against established goals).  The incentive plan is designed to payout approximately 15% of the value added over the yield on the 10-year Treasury over the course of the performance cycle.

Annual Bonus Programs

On February 23, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved annual bonuses to be paid to each of the Company’s named executive officers under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2004 are as follows: Steven Fass, $700,000; David Foy, $400,000; Raymond Barrette, $350,000; John Gillespie; $316,000; John Cavoores, $200,000; Charles Chokel, $200,000.

There were no material changes to the Company’s annual bonus programs for 2005.

Long-Term Incentive Awards

2002-2004 Performance Cycle Award Payouts.  On February 23, 2005, the Committee approved the amounts to be paid to the Company’s named executive officers under the Company’s long-term incentive plans for the 2002-2004 performance cycle.  The Committee determined that the performance versus the targets established at the beginning of 2002 yielded the following payout percentages:  White Mountains performance metric: 160% of target; Investments performance metric: 167% of target; OneBeacon performance metric: 200% of target; Reinsurance performance metric: 200% of target.  At an average share price of $649 on February 23, 2005, this resulted in the following payouts to the named executive officers:  Ray Barrette, $17,523,000; John Gillespie, $15,916,725; John Cavoores, $11,682,000; Chuck Chokel, $8,761,500; and Steve Fass, $6,970,022.

2005-2007 Performance Cycle Grants.  At the same meeting, the named executive officers of the Company were granted target performance shares under the White Mountains Long-Term Incentive Plan (the “LTIP”) as follows: Ray Barrette, 8,000 performance shares; John Gillespie, 8,000 performance shares; David Foy, 6,000 performance shares; Rob Lusardi, 6,000 performance shares; Steve Fass, 4,000 performance shares; John Cavoores, 3,000 performance shares; and Chuck Chokel, 2,500 performance shares.  In addition, John Cavoores was granted 10,274 OneBeacon performance units (with an at target value of $1.5 million) from the LTIP and Steve Fass was granted 1,400 White Mountains Re performance units (with an at target value of $2.0 million) from the White Mountains Re Long-Term Incentive Unit Plan.  Performance against the targets governing the performance shares and units will be confirmed by the Committee following the end of 2007 and the number of performance shares and units actually awarded at that time will range from 0% to 200% of the target number granted.

Director and Committee Fees

On February 24, 2005, based on the recommendations of the Committee, the Board of Directors of the Company approved the following changes (effective May 2005) to the fees payable to non-employee directors for service on the Board and its committees: raised the annual retainer to $100,000; raised the Audit Committee Chairman additional annual retainer to $100,000; and established an additional annual retainer for other Audit Committee members of $15,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: March 7, 2005	By:	/s/	J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer